UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2011

Robert Half International Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-10427	94-1648752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2884 Sand Hill Road, Menlo Park, CA	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 234-6000

NO CHANGE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On October 25, 2011, Robert Half International Inc. issued a press release reporting earnings for the third fiscal quarter of 2011. A copy of the press release is attached hereto as Exhibit 99.1.

The foregoing information in this Current Report on Form 8-K, including exhibit 99.1 attached hereto, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such future filing.

Item 8.01	Other Events.

The Company’s prior filings contained disclosure regarding a complaint filed in California Superior Court by Mark Laffitte, on behalf of himself and a putative class of salaried Account Executives and Staffing Managers. The Court has stayed the litigation until March 1, 2012. As disclosed in the Company’s prior filings, the litigation was previously stayed pending a decision by the California Supreme Court in a case titled Pellegrino, et al. v. Robert Half International Inc. As previously reported by the Company, the Company believes it has meritorious defenses to the allegations, and the Company intends to continue to vigorously defend against the litigation.

The Company’s prior filings contained disclosure regarding a complaint filed in California Superior Court by Isabel Apolinario, on behalf of herself and a putative class of salaried Account Executives and Staffing Managers. The Court has stayed this case until March 1, 2012. As disclosed in the Company’s prior filings, the litigation was previously stayed pending decisions by the California Supreme Court in the Pellegrino case referenced in the prior paragraph and Harris v. Superior Court, a case unrelated to the Company. As previously reported by the Company, the Company believes it has meritorious defenses to the allegations, and the Company intends to continue to vigorously defend against the litigation.

On April 23, 2010, Plaintiffs David Opalinski and James McCabe, on behalf of themselves and a putative class of similarly situated Staffing Managers, filed a Complaint in the United States District Court for the District of New Jersey naming the Company and one of its subsidiaries as Defendants. The Complaint alleges that salaried Staffing Managers located throughout the U.S. have been misclassified as exempt from the Fair Labor Standards Act’s overtime pay requirements. Plaintiffs seek an unspecified amount for unpaid overtime on behalf of themselves and the class they purport to represent. Plaintiffs also seek an unspecified amount for statutory penalties, attorneys’ fees and other damages. On October 6, 2011, the Court granted the Company’s motion to compel arbitration of the Plaintiffs’ allegations. At this stage, it is not feasible to predict the outcome of or a range of loss, should a loss occur, from these allegations, and accordingly, no amounts have been provided in the Company’s financial statements. The Company believes it has meritorious defenses to the allegations, and the Company intends to vigorously defend against the allegations.

The Company’s Form 10-Q for the fiscal quarter ended June 30, 2011 contained a disclosure regarding a complaint filed in California Superior Court by Michael Merchant. As previously reported by the Company, the Company believes it has meritorious defenses to the allegations and has vigorously defended against the litigation. The parties to this action have entered into a verbal agreement, which is expected to settle and resolve the claims included in the complaint. The actual settlement of the case is contingent upon the parties’ execution of a formal written settlement agreement approved by the Court. Based on the settlement terms contained in the verbal agreement between the parties, the Company has determined that this litigation is not currently a material legal proceeding. Accordingly, the Company does not presently intend to make disclosures regarding this case in its Securities and Exchange Commission filings filed subsequent to its quarterly report on Form 10-Q for the quarter ended September 30, 2011.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	Robert Half International Inc. October 25, 2011, Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Robert Half International Inc.

Date: October 25, 2011	By:	/s/ M. KEITH WADDELL
	Name:	M. Keith Waddell
	Title:	Vice Chairman, President and Chief Financial Officer